Exhibit 99.1

NEWS BULLETIN FROM: FRB WEBER SHANDWICK FINANCIAL COMMUNICATIONS	RE:	[LOGO] WORLDWIDE RESTAURANT CONCEPTS

15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

FOR FURTHER INFORMATION:
AT THE COMPANY:		AT FRB WEBER SHANDWICK:
Keith Wall	Kim Forster	Tricia Ross
Vice President and CFO	Vice President, Planning	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6540

FOR IMMEDIATE RELEASE

October 8, 2003

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES ISOLATED INCIDENTS

OF E.COLI AT PAT & OSCAR’S RESTAURANTS

SHERMAN OAKS, Calif.—October 8, 2003—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today announced that its Pat & Oscar’s division has been contacted by the San Diego County Health and Human Services Agency (HHSA) in connection with their investigation of several incidents of E.coli that have been reported in Southern California. While the exact source of the illness has not been pinpointed at this time, Pat & Oscar’s is cooperating fully with all health agencies, including the San Diego County Department of Environmental Health and California Department of Health Services officials, to help determine the source of the E.coli infection.

The investigation is currently focused on food suppliers, as opposed to the restaurants themselves, and it appears that the suspected product is limited to pre-packaged and sanitized salad mix items. Effective immediately, Pat & Oscar’s has removed from its menus all products that are suspected of contamination. In the interim, the company has identified and sourced alternative vendors for the suspected products and expects to be serving all menu items in all restaurants by the close of business today.

Worldwide Restaurant Concepts is committed to the health and safety of all of its guests. As a precautionary measure, the company has undertaken a comprehensive review of all products served in all of its domestic operations and has determined that use of the products suspected of contamination is limited to its Pat & Oscar’s restaurants.

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FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc., operates, franchises or joint ventures 317 Sizzler® restaurants worldwide, 110 KFC® restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar’s® restaurants. More information about Worldwide Restaurant Concepts can be found at www.wrconcepts.com.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

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